Exhibit 5.1

May 11, 2017

Barclays Dryrock Funding LLC
100 S. West Street, Office 120
Wilmington, Delaware 19801

Re:	Series 2017-1 Class A Notes

Ladies and Gentlemen:

We have acted as counsel for Barclays Dryrock Funding LLC, a Delaware limited liability company, and have examined the Registration Statement on Form SF-3 (File Nos. 333-205943, 333-205943-01 and 333-205943-02) filed with the Securities and Exchange Commission on November 6, 2015, and declared effective on November 16, 2015 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Series 2017-1 Notes (the “Notes”). The Notes will be issued pursuant to the Amended and Restated Indenture, dated as of August 1, 2012, as amended and restated as of December 17, 2013 as amended and restated as of December 17, 2013, as amended by the first amendment thereto, dated as of July 6, 2015, and the Series 2017-1 Indenture Supplement, expected to be dated as of May 23, 2017 (together, the “Indenture”), as more particularly described in the preliminary prospectus, dated May 11, 2017, relating to the Notes (the “Prospectus”).

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and the other assumptions set forth herein, we are of the opinion that when the Notes have been duly executed, authenticated, delivered and sold in accordance with the Indenture and, the Notes will be legally issued, fully paid and non-assessable, and the holders of the Notes will be entitled to the benefits of the Indenture, except as enforcement thereof may be limited by applicable bankruptcy,

Barclays Dryrock Funding LLC

May 11, 2017

insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours, /s/ DLA Piper LLP (US) DLA PIPER LLP (US)